AmeriPath

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FOR IMMEDIATE RELEASE

Contact:
Robert P. Wynn                        Noonan/Russo Communications, Inc.
Executive Vice President & CFO        212-696-4455
AmeriPath, Inc.                       Heather Regan (media) ext. 241
561-845-1850                          Meredith Milewicz (investors) ext. 228
E-mail:  invrel@ameripath.com         E-mail:  news@noonanrusso.com


                     AMERIPATH, INC. ADOPTS PREFERRED SHARE
                              PURCHASE RIGHTS PLAN

Riviera Beach, Florida, April 8, 1999 - AmeriPath, Inc. (Nasdaq: PATH) announced today that its Board of Directors adopted a Preferred Share Purchase Rights Plan (the "Rights Plan") and, in connection therewith, declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of the Company's common stock.

James C. New, AmeriPath's Chairman, President and CEO stated: "The Rights Plan is designed to assure that all of the company's stockholders receive fair and equal treatment in the event of any proposed takeover of the Company, and to guard against partial tender offers, squeeze-outs, open market accumulations and other coercive or unfair tactics to gain control of AmeriPath without paying all stockholders a premium for that control. The Rights are not being adopted in response to any specific takeover threat, but are a response to the general takeover environment and the recent, unwarranted decline in the market value of the Company's common stock." The Company stated that the Rights Plan is similar to those adopted by many other public companies. The Rights are intended to enable the Company's shareholders to realize the long-term value of their investment in the Company. They will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board of Directors prior to attempting a takeover.

Each Right initially entitles the holder to purchase one one-thousandth of a share of the Company's Series A Junior Participating Preferred Stock at an initial exercise price of $45.00 per one one-thousandth of a share (subject to adjustment). The Rights are exercisable only if a person or group acquires 15% or more of the Company's common stock or announces a tender or exchange offer the consummation of which would result in ownership by a person or group of 15% or more of the common stock. Upon any such occurrence, each Right will entitle its holder, other than such person or group or affiliated or associated persons, to purchase, at the Right's then-current exercise price, a number of

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AmeriPath's common shares having a market value of twice the exercise price. In addition, if the Company is acquired in a merger or other business combination transaction, or sells 50% or more of its assets or earning power, after a person or group has acquired 15% or more of the Company's outstanding shares, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value of twice such price. The acquiring person, and any affiliated and associated persons, will not be entitled to exercise the Rights under such circumstances.

Prior to the acquisition by a person or group of 15% or more of the Company's common stock, the Rights are redeemable for $.005 per Right at the option of the Board of Directors. The Board of Directors is also authorized to reduce the 15% threshold referred to above to not less than 10% under certain circumstances. Following the acquisition by a person or group of 15% or more of the Company's common stock and prior to an acquisition of 50% or more of the common stock, the Board of Directors may exchange the Rights (other than Rights owned by the triggering person or group) at an exchange ratio of one share of common stock per Right.

The dividend distribution will be made on April 19, 1999, payable to shareholders of record as of that date. The Rights will expire on April 8, 2009. The adoption of the Rights Plan and the distribution of the Rights is not dilutive, does not affect reported earnings per share, and is not taxable to shareholders. A copy of the complete Rights Plan will be included with the appropriate filings with the Securities and Exchange Commission.

AmeriPath, Inc. is the nation's leading physician group practice focused on providing anatomic pathology services to physicians, hospitals, national clinical laboratories and managed care organizations. The Company presently operates in ten states and employs 228 pathologists who provide medical services through outpatient pathology laboratories, hospital inpatient laboratories and outpatient surgery centers. Additional information regarding AmeriPath is available on the Internet at www.ameripath.com.

This release contains certain forward-looking statements regarding AmeriPath, including its operations and prospects. Past performance is not necessarily indicative of future results. In addition, AmeriPath's actual results could differ materially from the results anticipated in these forward-looking statements as a result of uncertainties, including risks relating to demand, pricing, government regulation, payments and reimbursement, changes on reimbursement coding guidelines, dependence upon contracts and pathologists, acquisitions, integration of acquired practices, the market for pathology services, competition, and other factors identified in AmeriPath's filings with the Securities and Exchange Commission.

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Editor's Note: This release is also available at http://www.ameripath.com